EXHIBIT 99.1
October 16, 2006
Dear JLG Team Member:
Today I am very pleased to announce the signing of a merger agreement between two exceptional organizations: JLG Industries, Inc. and Oshkosh Truck Corporation. I know that this announcement may have surprised many of you, and I want to assure you that the best interests of the Company, including our shareholders and you, our team members, was the top priority.
JLG and Oshkosh each have a long history of successful performance in meeting the demands of their customers. We are both leaders in the markets in which we sell, we pride ourselves on delivering the absolute best quality products to our customers, and we excel at new product innovations. Our common values of uncompromising integrity, respect, and accountability will allow for a smooth integration process.
I view this merger as a partnership that will benefit both companies. JLG’s product line is complementary to Oshkosh’s and provides entry into new markets. Oshkosh’s purchasing and logistics systems will bring momentum to current JLG initiatives. Both companies will be able to share product technology and best practices.
Oshkosh has a history of successful acquisitions that have resulted in significant revenue and employment growth. I expect that the addition of JLG will help Oshkosh to build on these success stories and continue to grow JLG’s business along with the combined company. There is no intent to close any JLG facilities.
I know that you will have many questions. During the next several weeks, work on finalizing this merger will continue and I will share information with you as soon as I can. The best way you can assist in this process is to stay focused on what you do and to assist this process when requested.
I am excited by the road ahead. I believe this combination will benefit all of us, and appreciate your support in moving forward.
If you have any questions please feel free to contact a member of the senior management team and/or utilize email oshkoshquestions@jlg.com.
Sincerely,
JLG INDUSTRIES, INC.
Bill Lasky
Chairman of the Board, President
and Chief Executive Officer

Where you can find additional information about the transaction.
     A shareholders meeting will be announced soon to obtain shareholder approval for the Merger. The Company intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the Merger. The proxy statement will be mailed to the Company’s shareholders. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. Investors and shareholders may obtain free copies of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from the Company, at 1 JLG Drive, McConnellsburg, PA, 17233-9533. The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the proposed Merger by reading the proxy statement, which will be filed with the SEC.